SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 9, 2007

EGL, Inc.

(Exact name of registrant as specified in its charter)

Texas	000-27288	76-0094895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15350 Vickery Drive, Houston, Texas	77032
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (281) 618-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement.

Effective March 9, 2007, in connection with the resignation of Charles H. Leonard from EGL, Inc. (the “Company”) as described under Item 5.02 below, which description is incorporated by reference into this Item 1.02, the offer letter (the “Offer Letter”) between Mr. Leonard and the Company dated March 13, 2006 and executed on March 22, 2006 was terminated.

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective March 9, 2007, Charles H. Leonard resigned as Chief Financial Officer of the Company.  Pursuant to a severance agreement, Mr. Leonard will receive a severance payment in the amount of $96,704.76, less applicable taxes, and bonus compensation in the amount of $66,085, representing his 2006 bonus, eight days following his execution of the agreement.  The severance agreement also provides for Mr. Leonard’s release of all claims against the Company and the Company’s release of any non-competition agreements enforceable against Mr. Leonard, and contains agreements by Mr. Leonard regarding confidentiality and continued cooperation with the Company.

Effective March 9, 2007, the board of directors of the Company appointed Michael Slaughter as Chief Accounting Officer of the Company.  Before his appointment, Mr. Slaughter, 40, held the position of Vice President of Finance and Investor Relations of the Company since 2000.

Effective March 9, 2007, the board of directors of the Company appointed Gregory Weigel as Chief Operating Officer of the Company.  Before his appointment, Weigel, 45, had been serving as Executive Vice President - Global Transportation since 2004.  Since joining the Company, Mr. Weigel has held various positions including Senior Vice President – Central Division from 2003 to 2004 and Senior Vice President – Strategic Operations from 2001 to 2003.

Effective March 9, 2007, the board of directors of the Company appointed Keith Winters as Chief Administrative Officer of the Company.  Prior to his appointment, Mr. Winters, 45, served as an Executive Vice President of the Company.  Since joining the Company in 1999, Mr. Winters has held various positions with the Company, including Executive Vice President – Europe, Middle East and Asia from 2005 to 2006, Senior Vice President – East Division from 2003 to 2005 and Vice President – International Products from 2002 to 2003.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 13, 2007

EGL, INC.

By:_/s/ Dana Carabin ___________________

Dana Carabin

Corporate Secretary